EXHIBIT 99.1

Spark Networks Reports Third Quarter 2021 Financial Results
and Reiterates Full Year Guidance

BERLIN, November 15, 2021 -- Spark Networks SE (NYSE American: LOV), a leader in social dating platforms for meaningful relationships focusing on the 40+ demographic and faith-based affiliations, including Zoosk, Silver Singles, Elite Singles, Christian Mingle, and Jdate, today reported financial results for its 2021 third quarter ended September 30, 2021.

Third Quarter 2021 Financial Results

•Revenue was $53.3 million, compared to $60.8 million in the third quarter of 2020.
•Net Loss was $2.7 million, compared to $0.1 million in the third quarter of 2020.
•Adjusted EBITDA(1) was $5.0 million, compared to $7.6 million in the third quarter of 2020.
•Total cash and cash equivalents were $12.4 million.
•Total debt was $84.7 million, compared to $99.1 million at December 31, 2020, representing a $14.4 million decline in total debt.

Business Highlights and Financial Outlook

•Four of Spark's top five brands, representing nearly 50% of total revenue, collectively grew revenue and subscribers year over year during the quarter, their fifth consecutive quarter of growth.
•Zoosk turnaround progressing as organic traffic increased 50% sequentially in the quarter, and conversion rates improved over 10%.
•Zoosk Live! users doubled since its second quarter launch
•Spark expects to launch Zoosk Great Dates in the fourth quarter to drive increased user engagement and subscribers.
•Spark reiterates full year 2021 revenue guidance of $219 million to $223 million.
•Spark reiterates full year 2021 adjusted EBITDA guidance of $27 million to $30 million.
•Spark expects sequential revenue and adjusted EBITDA growth in the fourth quarter.

"We are pleased to report that four of our top five brands continued to grow their revenue and subscribers collectively during the quarter,” said Eric Eichmann, CEO of Spark Networks. "While our fifth and largest brand, Zoosk, experienced a decline during the quarter, resulting in a year-over-year decrease in our total revenue, we continue to execute our turnaround plan for Zoosk, including promoting our new livestreaming service, Zoosk Live! We are seeing traction with this new feature, as subscribers using Zoosk Live! have doubled since last quarter's launch. We also continue to focus on improving the Zoosk product and user experience, which has resulted in a 50% increase in organic traffic sequentially, and improved conversion rates. In the fourth quarter, we expect to launch a new virtual dating travel experience for Zoosk which will drive an increase in user engagement and subscribers. The first of its kind offering will allow subscribers to go on interactive, virtual dates in exciting destinations, such as Athens, Naples, and Kyoto, with new locations coming in 2022. We are confident that the improvements we are making to Zoosk will result in a return to subscriber and revenue growth.”

Financial Outlook

Spark continues to expect full-year 2021 revenue to be in the range of $219 million to $223 million and its full-year 2021 adjusted EBITDA to be in the range of $27 million to $30 million.

“We are reiterating our revised financial guidance for the full year 2021, as we expect to see a sequential improvement in total revenue in the fourth quarter,” said David Clark, Chief Financial Officer of Spark Networks. “During the quarter, we continued to focus on improving our balance sheet by paying down approximately $3 million in debt. Year to date, we have paid down over $14 million in total debt and we continue to review expenses company-wide with an aim at becoming more efficient in 2022.”

Investor Conference Call

Spark Networks management will host a conference call and live webcast for analysts and investors today at 5:00 p.m. Eastern Time (2:00 p.m. Pacific Time) to discuss the company's financial results.

To access the live call, dial 800-437-2398 (US and Canada) or +1 773-341-1661 (International) and give the participant passcode 3063022.

A live and archived webcast of the conference call will be accessible on the Investor Relations section of the company’s website at https://investor.spark.net/investor-relations/home. In addition, a phone replay will be available approximately two hours following the end of the call, and it will remain available for one week. To access the call replay dial-in information, please click here.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, statements involving known and unknown risks, uncertainties, and other factors that may cause Spark Networks' performance or achievements to be materially different from those of any expected future results, performance, or achievements. These statements include statements regarding the execution of our turnaround plan for Zoosk and the traction we are seeing with our livestreaming service Zoosk Live!, our focus on improving the Zoosk product and user experience, and our expectation that we will launch the Zoosk Great Dates experience in the fourth quarter of 2021 to drive an increase in user engagement and subscribers with new destinations coming in 2022, our confidence that the improvements we are making to Zoosk will results in a return to subscriber and revenue growth, Spark Networks remaining on a strong path to growth and its excitement about its long-term prospects, Spark Networks' evaluation of expenses to strengthen the balance sheet going forward, and Spark Networks’ financial outlook for full year 2021 revenue and full year 2021 Adjusted EBITDA.

Any statements in this press release that are not statements of historical fact may be considered to be forward-looking statements. Written words, such as “believes,” “hopes,” “intends,” “estimates,” “expects,” “projects,” “plans,” “anticipates,” and variations thereof, or the use of future tense, identify forward-looking statements. By their nature, forward-looking statements and forecasts involve risks and uncertainties because they relate to events and depend on circumstances that will occur in the near future. There are a number of factors that could cause actual results and developments to differ materially, including, but not limited to, the risk that the benefits from the acquisition of Zoosk, Inc. may not be fully realized or may take longer to realize than expected; risks related to the degree of competition in the markets in which Spark Networks operates; risks related to the ability of Spark Networks to retain and hire key personnel, operating results and business generally; the timing and market acceptance of new products introduced by Spark Networks' competitors; Spark Networks' ability to identify potential acquisitions; Spark Networks' ability to comply with new and evolving regulations relating to data protection and data privacy; general competition and price measures in the market place; risks related to the duration and severity of COVID-19 and its impact on Spark Networks' business; and general economic conditions. Additional factors that could cause actual results to differ are discussed under the heading “Risk Factors” in Spark Networks’ Annual Report on Form 10-K for the year ended December 31, 2020 and in other sections of Spark Networks' filings with the Securities and Exchange Commission (“SEC”), and in Spark Networks' other current and periodic reports filed or furnished from time to time with the SEC. All forward-looking statements in this press release are made as of the date hereof, based on information available to the Company as of the date hereof, and the Company assumes no obligation to update any forward-looking statement except as required by law.

About Spark Networks SE

Spark Networks SE is a leading global dating company, listed on the New York Stock Exchange American under the ticker symbol “LOV,” with headquarters in Berlin, Germany, and offices in New York and Utah. The Company’s widening portfolio of premium and freemium dating apps include Zoosk, EliteSingles, SilverSingles, Christian Mingle, Jdate, and JSwipe, among others. Spark Networks SE in its current form is the result of the merger between Affinitas GmbH and Spark Networks, Inc. in 2017 and the addition of Zoosk, Inc. in 2019. Spark has approximately one million monthly paying subscribers globally.

For More Information
Investor contact:
MKR Investor Relations, Inc.
Todd Kehrli or Joo-Hun Kim
lov@mkr-group.com

1 Adjusted EBITDA is one of the primary metrics by which we evaluate the performance of our business, budget, forecast and compensate management. We believe this measure provides management and investors with a consistent view, period to period, of the core earnings generated from the ongoing operations and excludes the impact of items that we do not consider representative of our ongoing performance. This includes: depreciation and amortization, share-based compensation, asset impairments, gains or losses on foreign currency transactions and net interest expense, acquisition related costs and other costs. Adjusted EBITDA has inherent limitations in evaluating our performance, including, but not limited to the following:

•Adjusted EBITDA does not reflect the cash capital expenditures during the measurement period;
•Adjusted EBITDA does not reflect any changes in working capital requirements during the measurement period;
•Adjusted EBITDA does not reflect the cash tax payments during the measurement period; and
•Adjusted EBITDA may be calculated differently by other companies in our industry, thus limiting its value as a comparative measure.

Because of these limitations, Adjusted EBITDA should be considered in addition to other financial performance measures, including net loss and our other U.S. GAAP results. A reconciliation of the Adjusted EBITDA for the three and nine months ended September 30, 2021 and 2020 can be found in the table below.

Adjusted EBITDA is defined as earnings before interest, taxes, depreciation, amortization, share-based compensation, impairment of intangible assets and goodwill, and acquisition or other costs.

Statements regarding our expectations as to the full year 2021 Adjusted EBITDA do not include certain charges and costs. The adjustments to EBITDA in future periods are generally expected to be similar to the kinds of charges and costs excluded from Adjusted EBITDA in prior periods, including (i) items such as share-based compensation, asset impairments, gains or losses on foreign currency transactions and interest expense, and (ii) items related to acquisitions or other costs that are non-recurring, infrequent, or unusual in nature including transaction and advisory fees, merger integration costs, other employee payments, and severance. The exclusion of these charges and costs in future periods will have a significant impact on our Adjusted EBITDA. We are not able to provide a reconciliation of our non-GAAP financial guidance to the corresponding GAAP measures without unreasonable effort because of the uncertainty and variability of the nature and amount of these future charges and costs.

Spark Networks SE
Condensed Consolidated Balance Sheets (Unaudited)
(in thousands)
	September 30, 2021	December 31, 2020
Assets
Cash and cash equivalents	$12,440	$19,267
Accounts receivable, net	7,135	5,507
Goodwill and Intangible Assets	179,593	215,581
Other assets	29,195	50,088
Total assets	$228,363	$290,443
Liabilities and Shareholders' Equity
Current portion of long-term debt	$12,600	$19,037
Accounts payable	10,828	11,127
Deferred revenue	40,479	38,304
Accrued expenses and other current liabilities	26,738	28,429
Long-term debt, net of current portion	72,067	80,109
Other liabilities	24,502	18,534
Total liabilities	187,214	195,540
Total shareholders' equity	41,149	94,903
Total liabilities and shareholders' equity	$228,363	$290,443

Spark Networks SE
Condensed Consolidated Statements of Operations (Unaudited)
(in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
Revenue	$53,297	$60,784	$164,929	$174,968
Operating costs and expenses:
Cost of revenue, exclusive of depreciation and amortization	34,804	39,459	104,603	109,223
Other operating costs and expenses	15,501	18,422	83,250	54,210
Total operating costs and expenses	50,305	57,881	187,853	163,433
Operating income (loss)	2,992	2,903	(22,924)	11,535
Other expense, net	(4,081)	(1,562)	(12,485)	(8,381)
(Loss) income before income taxes	(1,089)	1,341	(35,409)	3,154
Income tax expense	(1,601)	(1,485)	(22,812)	(4,626)
Net loss	$(2,690)	$(144)	$(58,221)	$(1,472)

Reconciliation of Net loss to Adjusted EBITDA:
	Three Months Ended September 30,		Nine Months Ended September 30,
(in thousands)	2021	2020	2021	2020
Net loss	$(2,690)	$(144)	$(58,221)	$(1,472)
Net interest expense	3,110	3,101	10,352	9,913
Loss (gain) on foreign currency transactions	978	(1,539)	2,122	(1,332)
Income tax expense	1,601	1,485	22,812	4,626
Depreciation and amortization	1,060	2,512	5,648	7,165
Impairment of intangible assets and goodwill	—	—	32,086	—
Stock-based compensation expense	482	1,506	2,098	3,850
Acquisition-related costs(1)	—	81	—	1,545
Other costs(2)	412	635	1,822	1,557
Adjusted EBITDA	$4,953	$7,637	$18,719	$25,852

(1) Acquisition related costs primarily consist of transaction costs, including legal, consulting, advisory fees, and severance and retention costs.
(2) Includes primarily consulting and advisory fees related to special projects, as well as non-cash acquisition related expenses, post-merger integration activities and long-term debt transaction and advisory fees.

Spark Networks SE
Condensed Consolidated Statements of Cash Flows (Unaudited)
(in thousands)

	Nine Months Ended September 30,
	2021	2020
Net loss	$(58,221)	$(1,472)
Adjustments to reconcile net loss to cash provided by operating activities:
Non-cash items	69,818	18,720
Change in operating assets and liabilities	(2,008)	(3,881)
Net cash provided by operating activities	9,589	13,367
Capital expenditures	(905)	(2,108)
Acquisitions of businesses, net of cash acquired	—	(513)
Net cash used in investing activities	(905)	(2,621)

Net cash used in financing activities	(16,766)	(12,320)
Effects of exchange rate fluctuations on cash	(453)	(711)
Net decrease in cash and cash equivalents and restricted cash	(8,535)	(2,285)

Cash and cash equivalents and restricted cash at beginning of period	21,117	17,457
Cash and cash equivalents and restricted cash at end of period	$12,582	$15,172